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Exhibit 99.1

Amphenol	News Release

World Headquarters 358 Hall Avenue P. O. Box 5030 Wallingford, CT 06492-7530 Telephone (203) 265-8900
FOR IMMEDIATE RELEASE
For Further Information: Edward G. Jepsen Executive Vice President and Chief Financial Officer 203/265-8650 www.amphenol.com

2003 FOURTH QUARTER AND FULL YEAR RESULTS
REPORTED BY AMPHENOL CORPORATION
AND ANNOUNCEMENT OF STOCK SPLIT

        Wallingford, Connecticut. January 21, 2004. Amphenol Corporation (NYSE-APH) reported today that fourth quarter 2003 diluted earnings per share increased 42% to $.74 compared to $.52 per share for the 2002 period. Sales for the fourth quarter 2003 increased 28% to $342,039,000 compared to $267,046,000 for the 2002 period. Currency translation had the effect of increasing sales by approximately $17.6 million in the fourth quarter 2003 compared to the 2002 period.

        For the year ended December 31, 2003, diluted earnings per share before refinancing costs was $2.52 compared to $1.85 per share for 2002. Such per share amount for the year 2003 excludes the one-time effect of expenses relating to the early extinguishment of debt in conjunction with the refinancing of the Company's debt in the second quarter 2003. Including such one-time expenses, diluted earnings per share for the year ended December 31, 2003 was $2.36. Sales for the year ended December 31, 2003 were $1,239,504,000 compared to $1,062,002,000 for 2002. Currency translation had the effect of increasing sales by approximately $63.9 million for the year 2003 when compared to 2002.

        The Company also announced that it will effect a 2 for 1 stock split for shareholders of record as of March 17, 2004. The Company expects the additional shares will be distributed on or about March 29, 2004.

        Amphenol Chairman and CEO, Martin H. Loeffler, stated: "I am extremely pleased with our fourth quarter results. Sales were up 28% compared to last year's fourth quarter. The interconnect portion of our business, which represents 87% of our sales, was up a strong 28% over last year with excellent profitability. The growth was broad based across all of our end markets comprising mobile communications, computer/data communications, industrial, automotive and military/aerospace markets and the sales increase included all major geographic regions. The excellent results reflect our continuing development of new application specific solutions and value added products for our customers as well as increasing our worldwide presence with the leading companies in our target markets. In the fourth quarter, we also acquired a relatively small U.S. manufacturer of antennas for wireless network infrastructure. The acquisition complements and broadens our product offering to this global market. The coaxial cable portion of our business, which is primarily for broadband cable television networks and represents 13% of our sales, was also up a strong 29% over a comparatively weak quarter in the prior year; however, operating margins in this market continue to be adversely impacted by increasing material costs."

        "In addition to excellent overall top line growth, profitability and cash flow continued to be strong. Earnings per share for the quarter was up 42% over last year and represents the eighth consecutive quarterly increase. Earnings per share for the year of $2.52 per share, excluding the one-time refinancing expenses, matches our all-time record year of 2000. Our consolidated operating income margin for the quarter was strong at 16.8%, representing both a sequential and year-over-year increase. Cash flow from operations was also excellent at $54.1 million for the quarter and $159.4 million for the year. During the year, we have reinvested the strong cash flow in the business and also reduced our outstanding debt by $101.3 million."

        "I am also very pleased to announce that the following members of our operating management team have been appointed Corporate officers: Gary Anderson, Senior Vice President and Group General Manager, Aerospace and Industrial Operations; Jamie Fraser, Senior Vice President and Group General Manager, Interconnect Systems; Mark Twaalfhoven, Senior Vice President and Group General Manager, Commercial Connectors; Luc Walter, Senior Vice President and Group General Manager, European Military and Aerospace Operations; Udo Naujoks, Vice President and Group General Manager, Amphenol Tuchel Electronics; and Adam Norwitt, Vice President and Group General Manager, RF and Microwave Products."

        "We had an excellent year in 2003 and look to the future with great enthusiasm based on our excellent product portfolio and technological capabilities, our strong position in excellent and diversified markets, our increasing presence with the major companies in these markets and an outstanding management team. Our enthusiasm and confidence in the future is also reflected in our decision to effect a 2 for 1 stock split in the first quarter 2004, which should further improve the liquidity and trading in our stock. We are also encouraged by the increasing signs of a general economic recovery. Assuming a continuation of the current economic climate and relatively stable currency exchange rates, I believe that in 2004 we can achieve an increase in revenues in the range of 8%-11% and an increase in EPS in the range of 16%-21% (excluding the 2003 one-time refinancing expenses)."

        The Company will host a conference call to discuss its fourth quarter and full year results at 1:00 PM (EST) January 21, 2004. The toll free dial-in number to participate in this call is 888-809-8968; International dial-in number 773-756-4633; Passcode: Jepsen. There will be a replay available until 5:00 PM (EST) on Friday, January 23, 2004. The toll free replay dial-in number is 800-945-7991 and International dial-in replay number is 402-220-3590.

        Amphenol Corporation is one of the world's leading producers of electronic and fiber optic connectors, cable and interconnect systems. Amphenol products are engineered and manufactured in the Americas, Europe and Asia and sold by a worldwide sales and marketing organization. The primary end markets for the Company's products are communication systems for wired and wireless internet and broadband networks, industrial/automotive and military/aerospace applications.

        Statements in this press release which are other than historical facts are intended to be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws. While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated. Please refer to Part I, Item 1 of the Company's Amended Form 10-K for the year ended December 31, 2002, for some factors that could cause the actual results to differ from estimates. In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

AMPHENOL CORPORATION
FINANCIAL SUMMARY

	Three Months Ended December 31,		Year Ended December 31,
	(Unaudited)
	2003	2002	2003		2002
Sales	$342,039,000	$267,046,000	$1,239,504,000		$1,062,002,000
Net income	$32,986,000	$22,482,000	$103,990,000	[1]	$80,344,000
Earnings per share—basic	$.75	$.53	$2.42	[1]	$1.89
Average shares outstanding—basic	43,799,231	42,558,472	43,050,344		42,445,849
Earnings per share—diluted	$.74	$.52	$2.36	[1]	$1.85
Average shares outstanding—diluted	44,794,777	43,465,327	44,065,860		43,445,600

1.
Includes a one-time charge for expenses incurred in the early extinguishment of debt in the second quarter 2003 of $10,367,000, less tax benefit of $3,525,000, or $.16 per basic and diluted share.

AMPHENOL CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(dollars in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2003	2002	2003	2002
	(Unaudited)
Net Sales	$342,039	$267,046	$1,239,504	$1,062,002
Costs and Expenses:
Cost of sales, excluding depreciation and amortization	226,194	175,019	820,724	700,302
Depreciation and amortization expense	9,500	8,813	37,007	34,825
Selling, general and administrative expense	48,727	38,772	177,353	152,928

Operating income	57,618	44,442	204,420	173,947
Interest expense	(6,508)	(8,752)	(29,505)	(45,930)
Other expenses, net	(1,131)	(1,367)	(6,987)	(5,355)
Expense for early extinguishment of debt	0	0	(10,367)	0

Income before income taxes	49,979	34,323	157,561	122,662
Provision for income taxes	(16,993)	(11,841)	(53,571)	(42,318)

Net income	$32,986	$22,482	$103,990	$80,344

Net income per common share—Basic	$0.75	$0.53	$2.42	$1.89

Average shares outstanding—Basic	43,799,231	42,558,472	43,050,344	42,445,849

Net income per common share—Diluted	$0.74	$0.52	$2.36	$1.85

Average shares outstanding—Diluted	44,794,777	43,465,327	44,065,860	43,445,600

Pro forma net income and earnings per share excluding expense for early extinguishment of debt:
Net income			$103,990
Expense for early extinguishment of debt, net of taxes of $3,525			6,842

Net income excluding expense for early extinguishment of debt			$110,832

Net income per common share—Basic			$2.57

Net income per common share—Diluted			$2.52

AMPHENOL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(dollars in thousands)

	Dec. 31, 2003	Dec. 31, 2002
ASSETS
Current Assets:
Cash and short-term cash investments	$23,533	$20,659
Accounts receivable, less allowance for doubtful accounts of $9,244 and $8,812, respectively	172,488	131,252
Inventories	221,385	205,643
Prepaid expenses and other assets	33,943	31,610

Total current assets	451,349	389,164
Land and depreciable assets, less accumulated depreciation of $325,972 and $285,427, respectively	178,266	160,690
Deferred debt issuance costs	7,014	4,382
Goodwill	516,335	486,841
Deferred taxes and other assets	28,420	37,831

	$1,181,384	$1,078,908

LIABILITIES & SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$116,835	$88,533
Accrued interest	2,939	4,957
Accrued salaries, wages and employee benefits	31,091	24,568
Other accrued expenses	56,098	39,493
Current portion of long-term debt	10,679	78,363

Total current liabilities	217,642	235,914
Long-term debt	532,280	565,885
Accrued pension and post employment benefit obligations	100,326	102,418
Other liabilities	7,730	7,709
Shareholders' Equity:
Common stock	44	43
Additional paid-in deficit	(238,124)	(274,282)
Accumulated earnings	626,430	522,440
Accumulated other comprehensive loss	(64,944)	(81,219)

Total shareholders' equity	323,406	166,982

	$1,181,384	$1,078,908

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  Exhibit 99.1
2003 FOURTH QUARTER AND FULL YEAR RESULTS REPORTED BY AMPHENOL CORPORATION AND ANNOUNCEMENT OF STOCK SPLIT
AMPHENOL CORPORATION CONSOLIDATED STATEMENT OF INCOME (dollars in thousands, except per share data)
AMPHENOL CORPORATION CONDENSED CONSOLIDATED BALANCE SHEET (dollars in thousands)